Exhibit 99.1

VSE Reports Financial Results for Second Quarter 2012
Operating Income, Margin, Net Income and EPS Improves through Diversification Strategy

Alexandria, Virginia, August 1, 2012 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its quarter ended June 30, 2012.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change	2012	2011	% Change
Revenues	$139,164	$158,546	(12.2)%	$283,505	$309,790	(8.5)%
Operating income	$12,032	$7,273	65.4%	$24,375	$14,182	71.9%
Operating margin	8.6%	4.6%	Up 400 bp	8.6%	4.6%	Up 400 bp
Net income	$6,295	$4,211	49.5%	$12,963	$8,383	54.6%
Basic EPS	$1.19	$0.80	48.8%	$2.46	$1.60	53.8%
Diluted EPS	$1.18	$0.80	47.5%	$2.44	$1.60	52.5%

“While it appears that market conditions will continue to be challenging through the balance of 2012, our diversification efforts have enhanced our prospects for future revenue and income,” said Maurice “Mo” Gauthier, VSE CEO. “The threat of sequestration has created uncertainty for our industry, but we are positioned to continue to provide quality services that will extend the life of aging fleets of military equipment. Also, our plan for diversification over the last several years has decreased our dependence on the Department of Defense market. The operating improvements directly result from our strong commitment to efficient program execution and sustained cost reduction throughout the Company.”

Mr. Gauthier added, “After successfully integrating our subsidiary Wheeler Bros., Inc. (“WBI”) over the past year, we are pursuing new markets for WBI’s exceptional supply chain management capabilities. We also continue to focus on our other key market areas, including legacy system sustainment, energy, IT and healthcare IT.”

Revenues were $139 million for the second quarter of 2012 compared to $159 million in the second quarter of 2011. For the first six months, revenues were $284 million in 2012 compared to $310 million in 2011.

Operating income was $12 million for the second quarter of 2012 compared to $7.3 million in the second quarter of 2011. For the first six months, operating income was $24.4 million in 2012 compared to $14.2 million in 2011.

Net income was $6.3 million for the second quarter of 2012, or $1.18 per diluted share, compared to $4.2 million, or $.80 per diluted share for the second quarter of 2011.  Net income was $13 million for the first six months of 2012, or $2.44 per diluted share, compared to $8.4 million, or $1.60 per diluted share for the first six months of 2011.

Bookings were $273 million for the first six months of 2012 compared to $240 million for the first six months of 2011. Funded contract backlog at June 30, 2012 was $275 million, compared to $289 million at December 31, 2011.

Second Quarter Operational Highlights
•
VSE was awarded a prime contract by the National Institutes of Health (NIH), an agency of the Department of Health and Human Services (HHS). The Chief Information Officers-Solutions and Partners 3 (CIO-SP3) contract is a 10-year, multiple-award, indefinite-delivery/indefinite-quantity (IDIQ) government-wide acquisition contract (GWAC), and has a cumulative ceiling value of approximately $20 billion. VSE’s IT, Energy and Management Consulting Group is expected to perform our work under this contract.

•
Our subsidiary Akimeka, LLC was awarded a five-year prime multiple-award IDIQ contract supporting the Pacific Joint Information Technology Center (Pacific JITC) in Kihei, Maui, Hawaii, with a cumulative ceiling value of approximately $300 million.

•
International Group received several delivery orders totaling more than $19 million to continue work performed under its Foreign Military Sales Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program.

•
Our Federal Group was awarded a one-year $17.8 million firm-fixed price, level-of-effort task order under the Army’s Program Executive Office (PEO) for Combat Support and Combat Service Support (CS&CSS) Omnibus III contract to update technical manuals in accordance with the Army’s Two Level Maintenance (TLM) standards for the Army's Integrated Logistics Support Center (ILSC).

•	Our subsidiary Wheeler Bros., Inc. received a United States Postal Service Supplier Performance Award for 2011.
•	VSE moved to its new headquarters building in the Metro Park complex, located in the Franconia-Springfield area of Alexandria, VA.

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission (the “SEC”) for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC, including VSE’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheet
(in thousands except share and per share amounts)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$442	$451
Receivables, principally U.S. Government, net	112,292	117,568
Inventories	43,119	41,990
Deferred tax assets	5	1,355
Other current assets	14,409	17,083
Total current assets	170,267	178,447

Property and equipment, net	64,302	57,113
Intangible assets, net	100,933	106,536
Goodwill	98,879	98,879
Deferred tax assets	-	231
Other assets	14,999	13,306
Total assets	$449,380	$454,512

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$20,149	$18,587
Accounts payable	38,044	50,353
Current portion of earn-out obligations	7,281	4,153
Accrued expenses and other current liabilities	29,987	33,864
Dividends payable	423	367
Total current liabilities	95,884	107,324

Long-term debt, less current portion	138,525	144,759
Deferred compensation	10,078	8,215
Long-term lease obligations, less current portion	34,238	33,938
Deferred income taxes	1,069	-
Earn-out obligations, less current portion	12,574	16,415
Other liabilities	490	261
Total liabilities	292,858	310,912

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,286,706 and 5,246,527, respectively	264	262
Additional paid-in capital	18,040	17,069
Retained earnings	139,130	126,961
Accumulated other comprehensive loss	(912)	(692)
Total stockholders’ equity	156,522	143,600
Total liabilities and stockholders’ equity	$449,380	$454,512